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                                                                   Exhibit 10.29

                                February 11, 2003

William Krippaehne Jr.
Fisher Communications, Inc.
1525 One Union Square
600 University Street
Seattle, WA  98101-3185

Dear Bill:

     Fisher Communications, Inc. (the "Corporation") recognizes that your contribution to the growth and success of the Corporation will continue to be substantial and desires to assure the Corporation of your continued employment. In this connection, the Board of Directors of the Corporation (the "Board") recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders.

     Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including you, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

     In order to induce you to remain in the employ of the Corporation, the Corporation agrees that you shall receive the retention and severance benefits set forth in this letter agreement ("Agreement") in connection with the circumstances described below.

     1. Term of Agreement. This Agreement will commence on the date hereof and shall continue in effect until January 15, 2004. This Agreement shall automatically renew for consecutive one-year periods unless terminated by the Corporation on not less than ninety (90) days' notice. Notwithstanding the above, the following apply:

     (a) The Corporation may not terminate this Agreement following a Potential Change of Control (as defined in Section 3(b) hereof) unless the Board makes a good faith determination that the risk of the associated Change in Control (as defined in Section 3(a) hereof) has terminated.

     (b) Upon a Change in Control, this Agreement shall automatically terminate on the second anniversary of the date of the Change in Control, prior to which time this Agreement may not be terminated by the Corporation.

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     (c) Neither your death nor the termination of this Agreement shall effect the payment of any benefits under Section 5(d) or Section 7, provided your right to receive such benefits arose prior to the earlier of (i) your death or (ii) the termination of this Agreement.

     (d) Section 14 shall survive the termination of this Agreement.

     2. Retention Bonus. If you remain employed with the Corporation, and devote your full time and attention to the business of the Corporation (except for existing directorships, civic and charitable activities consistent with past practice, and other activities approved by the Board), until the earlier of (i) a Change in Control or (ii) you reasonably demonstrate that your termination of employment was at the request or as a result of actions by a third party who has taken steps reasonably calculated to effect a Change in Control, or (iii) January 15, 2004 or (iv) the Corporation terminates your employment without Cause or you terminate your employment for Good Reason, you are entitled to receive a lump sum payment equal to $523,333 (the "Retention Bonus"); provided, that if prior to the closing of the Change in Control or January 15, 2004, your employment with the Corporation is terminated (x) by you other than for Good Reason, (y) as a result of your Disability, Retirement or death, or (z) by the Corporation for Cause, then your right to receive the Retention Bonus shall terminate immediately.

     3.  Change in Control and Potential Change in Control.

     (a) For purposes of this Agreement, a "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

                (i) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (a "Person") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding voting securities; provided, however, that for purposes of this Agreement the term "Person" shall not include (A) the Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; and provided, further, however, that for purposes of this paragraph
(i), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below); or

                (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in

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connection with an actual or threatened election contest including, but not limited to, a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

                (iii) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation (an "Excluded Transaction"), or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation, or there is consummated the sale or other disposition of all or substantially all of the Corporation's assets.

     (b) For purposes of this Agreement, a "Potential Change in Control" shall be deemed to have occurred, if:

                (i) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

                (ii) any Person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

                (iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

     (c) You agree that, subject to the terms and conditions of this Agreement, in the event of a Change in Control, you will remain in the employ of the Corporation for a period of three (3) months from and after the occurrence of such Change in Control; provided, however, that if during such three-month period (A) your employment is involuntarily terminated by the Corporation other than for Cause (as defined in Section 4(b)) or (B) you terminate your employment during such three-month period for Good Reason (as defined in Section 4(c)), you shall not be required to remain in the Corporation's employ. The foregoing shall in no event limit or otherwise affect your rights under any other provision of this Agreement.

     (d) You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, you will remain in the employ of the Corporation until the earliest of (A) a date which is six (6) months from the occurrence of such Potential Change in Control, (B) the termination of your employment by reason of your death or Disability (as defined in Subsection 4(a)), or (C) a date which is three (3) months from and after the occurrence of a Change in Control; provided, however, that if during any such period (A) your employment is involuntarily terminated by the Corporation other than for Cause or (B) you terminate your

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employment during any such period for Good Reason, you shall not be required to remain in the Corporation's employ. The foregoing shall in no event limit or otherwise affect your rights under any other provision of this Agreement.

     4. Termination Following a Change in Control or Potential Change in Control. If any of the events described in Section 3(a) hereof constituting a Change in Control shall have occurred, you shall be entitled, in addition to the benefit specified in Section 2 hereof, to the benefits provided in Sections 5(d), 6 and 7 hereof upon the termination of your employment during the term of this Agreement unless such termination is (i) because of your death or Disability (as defined in Section 4(a)), (ii) by the Corporation for Cause, or
(iii) by you other than for Good Reason; provided, however, you shall be entitled to the benefits provided in Sections 5(d)(vi), 6 and 7 upon a Change in Control if not previously provided. You shall also be entitled to the benefits provided in Sections 5(d), 6 and 7 hereof if your employment is terminated prior to a Change in Control, if: (A) such termination is other than (i) because of your death or Disability, (ii) by the Corporation for Cause, or (iii) due to your voluntary resignation, unless such resignation is for Good Reason, and (B) you reasonably demonstrate that such termination was at the request of or as a result of actions by a third party who has taken steps reasonably calculated to effect a Change in Control. With respect to the foregoing, the following definitions apply:

     (a) Disability. If prior to your retirement and while in the employ of the Corporation, you are incapacitated due to physical or mental illness that in the opinion of a licensed physician renders you totally and permanently incapable of performing your assigned duties with the Corporation, and as a result of such incapacitation you are absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, the Corporation may terminate your employment for "Disability."

     (b) Cause. Termination by the Corporation of your employment for "Cause" shall mean termination upon (i) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from termination by you for Good Reason or any such failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you that specifically identifies the manner in which the Corporation believes that you have not substantially performed your duties, and you have failed to resume substantial performance of your duties on a continuous basis within fourteen (14) days of receiving such demand, (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise, including, but not limited to, any breach of the confidentiality obligations you have in connection with this Agreement, a Change in Control or a Potential Change in Control, or (iii) your conviction of a felony or conviction of a misdemeanor which impairs your ability substantially to perform your duties with the Corporation. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation.

     (c) Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a Change in Control, or after and at

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the request of or as a result of actions by a third party who has taken steps reasonably calculated to effect a Change in Control (each an "Applicable Event"), of any one or more of the following:

                (i) the assignment to you of duties (other than those reasonably necessary to address the Applicable Event) inconsistent with your position immediately prior to the Applicable Event or a reduction or alteration in the nature of your position, duties, status or responsibilities from those in effect immediately prior to the Applicable Event;

                (ii) a reduction by the Corporation in your annualized and monthly or semi-monthly rate of base salary ("Base Salary") as in effect on the date hereof or as the same shall be increased from time to time prior to a Change in Control;

                (iii) the Corporation's requiring you to be based at a location in excess of fifty (50) miles from the location where you are based immediately prior to the Applicable Event;

                (iv) the failure by the Corporation to continue, substantially as in effect immediately prior to the Applicable Event, all of the Corporation's employee benefit, incentive compensation, bonus, stock option and stock award plans, programs, policies, practices or arrangements in which you participate (or substantially equivalent successor plans, programs, policies, practices or arrangements) or the failure by the Corporation to continue your participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed immediately prior to the Applicable Event;

                (v) the failure of the Corporation to obtain an agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contemplated in Section 8 hereof; and

                (vi) any purported termination by the Corporation of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of subparagraph (d) below, and for purposes of this Agreement, no such purported termination shall be effective.

     Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. Your determination of the existence of Good Reason shall be final and conclusive unless such determination is not made in good faith and is made without reasonable belief in the existence of Good Reason.

     (d) Notice of Termination. Any termination by the Corporation for Cause or for Disability or by you for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

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     (e) Date of Termination. "Date of Termination" shall mean the date specified in the Notice of Termination, when such a notice is required, or in any other case upon ceasing to perform services to the Corporation; provided, however, that if within thirty (30) days after any Notice of Termination one party notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date finally determined to be the Date of Termination in an arbitration award that has been confirmed or enforced by a final, non appealable judgment of a court of competent jurisdiction.

     5. Compensation Upon Termination or During Disability. After an Applicable Event has occurred, if, during the term of this Agreement, your employment is terminated or you are in a period of Disability the following shall be applicable:

     (a) During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, your total compensation, including your Base Salary, bonus and any benefits, will continue unaffected until either you return to the full-time performance of your duties or your employment is terminated pursuant to Section 4(a) hereof. In the event you return to the full-time performance of your duties, you shall continue to receive your full Base Salary and bonus plus all other amounts to which you are entitled under any compensation or other employee benefit plan of the Corporation without interruption. In the event your employment is terminated pursuant to Section 4(a) hereof, your benefits shall be determined in accordance with the Corporation's retirement, insurance and other applicable programs and plans then in effect.

     (b) If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, the Corporation shall pay you your full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given or on the Date of Termination if no Notice of Termination is required hereunder, plus all other amounts to which you are entitled under any compensation or benefit plan of the Corporation at the time such payments are due, and, except as otherwise required by law, the Corporation shall have no further obligations to you under this Agreement.

     (c) If your employment terminates by reason of your death, your benefits shall be determined in accordance with the Corporation's retirement, survivor's benefits, insurance and other applicable programs and plans then in effect.

     (d) If your employment by the Corporation is either terminated by the Corporation (other than for Cause or Disability) or terminated by you for Good Reason, you shall be entitled to the following benefits:

                (i) Accrued Compensation and Benefits. The Corporation shall provide you:

                       (A) the compensation, reimbursements and benefits accrued through the Date of Termination to the extent not theretofore provided;

                       (B) a lump sum cash amount equal to the value of your unused vacation days accrued through the Date of Termination; and

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                       (C) your normal post-termination compensation and
benefits under the Corporation's retirement, insurance and other compensation and benefit plans as in effect immediately prior to the Date of Termination, or if more favorable to you, immediately prior to the Applicable Event.

                (ii) Lump Sum Severance Payment. The Corporation shall provide to you a severance payment in the form of a cash lump sum distribution equal to $1,570,000.

                (iii) Continuation of Welfare Benefits. Subject to the benefits offset described below, the Corporation will arrange to make available to you life and health insurance benefits during the Welfare Continuation Period (as defined below) that are substantially similar to those which you were receiving under a Corporation-sponsored welfare benefit plan immediately prior to the Date of Termination or, if more favorable to you, immediately prior to the Applicable Event. These benefits will be provided at a cost to you that is no greater than the amount paid for such benefits by active employees who participate in such Corporation-sponsored welfare benefit plan or, if less, the amount paid for such benefits by you immediately prior to the Applicable Event. The Welfare Continuation Period extends from the Date of Termination for a period of twenty-four (24) months.

     The benefits otherwise receivable by you pursuant to this paragraph (iii) shall be reduced to the extent comparable benefits are actually received by you during the Welfare Continuation Period. For purposes of complying with the terms of this offset, you are obligated to report to the Corporation the amount of any such benefits actually received.

                (iv) Commencement of Payments under Supplemental Pension Plan. Pursuant to this paragraph 5(d)(iv), during the term of this Agreement and following termination of your employment by the Corporation, or by you for a Good Reason, in each case after a Change in Control, your interest and right to payments under the Corporation's Supplemental Pension Plan (the "Supplemental Pension Plan") shall be determined as if you had attained the age of 65 on the day before the date of termination pursuant to Section 1 of the Supplemental Pension Plan; provided, however, that the deductions set forth in Subsections
(1)(b)(i) through (iii) of the Supplement Pension Plan, shall be calculated based on your actual 65th birthday.

                       (A) Any payment under this paragraph 5(d)(iv) shall be in addition to, and not in replacement of, any rights you may have to payments under the Supplemental Pension Plan, as follows:

                           (i)  Prior to the commencement of any payments under
the Supplemental Pension Plan, you shall receive monthly payments pursuant to this paragraph 5(d)(iv) in an amount equal to the monthly payments you would have received had the Supplement Pension Plan payment, as calculated above, began on the date set forth in paragraph 5(d)(v); and

                           (ii) Upon the commencement of any payments under the
Supplemental Pension Plan, you shall receive monthly payments pursuant to this paragraph 5(d)(iv) in the amount thereof that exceeds the supplemental benefits you will receive pursuant to Section 2 of the Supplemental Pension Plan.

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                       (B) Upon the commencement of any payments under this
paragraph 5(d)(iv), and any time thereafter, the Corporation may, at its sole discretion and without your consent, elect to pay you, in one lump sum, the present value of the monthly payments remaining unpaid with respect to this paragraph 5(d)(iv) and the Supplemental Pension Plan at the time of such election. Any present value calculations required in connection with the payment of such a lump sum shall be calculated as set forth in Section 7(b) of the Supplemental Pension Plan.

                       (C) In determining the benefits hereunder, amendments to the Supplemental Pension Plan made subsequent to the Applicable Event and on or prior to the Date of Termination, if any, shall be disregarded if they adversely affect in any manner the computation of retirement benefits thereunder.

                (v) Timing. The payments provided for in this paragraph (d) shall be made or, if in installments, commence not later than ten business days following the Date of Termination.

                (vi) Annuity. The Corporation may, at its sole discretion and without your consent, elect to purchase an annuity contract from an insurance company to satisfy the Company's obligation to make benefit payments pursuant this paragraph 5(d).

     (e) The Corporation shall also pay to you all legal fees and expenses incurred by you, as such legal fees and expenses are incurred as a result of termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder) or otherwise.

     (f) Other than as provided in Section 5(d)(iii), you shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by you as the result of employment by another employer, including self-employment, after the Date of Termination, or otherwise.

     6.  Stock Awards Acceleration.

     (a) Immediately prior to the consummation of a Change in Control: (i) all outstanding options granted to you under any option or incentive plan of the Corporation shall become fully vested, and you will be entitled to receive that number of shares of common stock of the Corporation equal to the quotient obtained by dividing [(A - B)(X)] by (A), where: A equals the Change in Control consideration paid in cash on a per share basis or, if a security (in whole or in part), the average of the high and low trading prices of Common Stock as reported by the Nasdaq National Market for trading day immediately preceding the Change in Control; B equals the per share exercise price for your options; and X equals the number of vested options following acceleration, all of which are being surrendered; and (ii) all restricted stock held by you shall be immediately vested.

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     (b) If your employment is terminated prior to a Change in Control and you are entitled to benefits under Section 5(d), as of the Date of Termination all outstanding options granted to you and all restricted stock held by you shall be immediately fully vested.

     7.  Additional Payment.

     (a) Whether or not you become entitled to any benefits under Section 5 above, if there is made any payment in the nature of compensation to or for your benefit (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation or with any person whose actions result in a Change in Control or with any person affiliated with the Corporation or such person) that the Corporation reasonably determines to be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Corporation shall pay to you, at the time specified in paragraph (b) below, an additional amount (the "Gross-Up Payment") such that the net amount of such payment retained by you after paying such Excise Tax shall be equal to the amount of the payment you would have received had there been no Excise Tax imposed. To the extent not prohibited by Section 402 of the Sarbanes-Oxley Act of 2002, if the actual Excise Tax required to be paid by you is subsequently determined to be less than the Gross-Up Payment previously paid to you, you shall repay to the Corporation, at the time the actual Excise Tax is finally determined, the excess of the Gross-Up Payment over the actual Excise Tax required to be paid by you plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. To the extent that the foregoing repayment of any overpayment is deemed to violate
Section 402 of the Sarbanes-Oxley Act of 2002, then you shall not be required to repay any such overpayment.

     (b) The payments provided for in the first sentence of paragraph (a) above shall be made on the earlier of (i) the date of the Change in Control or (ii) not later than ten business days following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate as determined in good faith by the Corporation of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the earlier of (i) the date of the Change in Control or (ii) the Date of Termination. To the extent not prohibited by Section 402 of the Sarbanes-Oxley Act of 2002, in the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you payable on the fifth day after demand by the Corporation (together with interest at the rate provided in section 1274(b)(2)(B) of the Code). To the extent that the foregoing repayment of any overpayment is deemed to violate Section 402 of the Sarbanes-Oxley Act of 2002, then you shall not be required to repay any such overpayment.

     (c) As a result of the uncertainty in the application of Section 4999 of the Code it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"). In that regard, if a claim by the Internal Revenue Service is made that would require the payment by the Company of an amount in addition to the Gross-Up Payment, then the Company may either increase the Gross-Up Payment by the Underpayment, or may contest such claim. If the Company decides to contest the claim the

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Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such claim and payment of costs and expenses, including advancing any funds necessary to pay the claim while it is being contested. In such case, you agree to cooperate with and assist the Company in contesting such claim. In the event that the Company exhausts its remedies and you are required to make a payment of any Excise Tax, the Company in good faith shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for your benefit, if not already paid during the process of contesting the claim.

     8.  Successors; Binding Agreement.

     (a) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation or of any division or subsidiary thereof employing you to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms as you would be entitled hereunder if you terminate your employment for Good Reason following an Applicable Event, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

     (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

     9. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement.

     10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington.

     11. Confidentiality. You agree that, except (i) with the prior written consent of the Corporation, (ii) in connection with review by retained legal or financial counsel, (iii) as required by law, and (iv) or is in the public domain other than by reason of your actions, you and your permitted representatives will at all times keep confidential and not divulge, furnish or make

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accessible to anyone any confidential information or knowledge related to this
Agreement or the terms herein. You agree that this Agreement and the terms herein are deemed confidential information. Breach of this provision shall constitute a breach of this Agreement, and this Agreement shall terminate immediately and automatically upon such breach.

     12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     14. Claims and Arbitration. Consistent with the Federal Arbitration Act, 9 U.S.C. (SS) 1, et seq., the parties shall resolve any dispute arising out of or relating to this Agreement, including disputes as to arbitrability, by final and binding arbitration by a single neutral arbitrator.

     (a) To commence such an arbitration, either you or the Corporation shall serve upon the other, a demand for arbitration, specifying in reasonable detail the basis for the demand and any relief sought. Within ten business days after a receiving party receives a demand for arbitration, the receiving party shall serve upon the demanding party a response, specifying in reasonable detail the party's defenses to the claims asserted, and identifying in reasonable detail any counterclaims asserted or counter-relief sought. The demanding party shall respond to any counterclaim or request for counter-relief within five business days, specifying in reasonable detail any defenses it asserts.

     (b) Within fifteen business days after the service of a response to the initial demand or, if applicable, to the counterclaim, you and the Corporation shall select the arbitrator who will resolve the dispute. You and the Corporation shall select an arbitrator with no current or past attorney-client or business relationship with either party or either party's attorney, but experience in executive compensation. If you and the Corporation cannot agree on an arbitrator within such fifteen business days, then the demanding party must petition a state or federal court in King County, Washington to identify an arbitrator, and the arbitrator identified by such court will administer the dispute resolution process in accordance with the terms of this Paragraph 14.

     (c) The parties shall self-administer the arbitration. The arbitrator shall not charge a filing fee, administrative fee, or any other fee beyond his or her usual hourly rate plus applicable costs, nor shall a third party act as administrator. You and the Corporation shall bear the fees of the arbitrator equally and in no event shall the arbitrator's fee be shifted to one party, regardless of outcome. The American Arbitration Association's expedited rules for commercial arbitrations shall govern the arbitration, except as modified to be consistent with the terms of this clause. You and the Corporation may conduct discovery, including depositions, interrogatories, requests for production of documents, and requests for admission. The parties shall establish a reasonable deadline for the completion of discovery as well as reasonable limits on the amount of discovery to be taken. If the parties are unable to agree on such deadlines and limits, the arbitrator will set them. The arbitration hearing will occur no later than 90 days after the appointment of the

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

arbitrator. Each party shall have a maximum of two seven-hour days to present its case at the arbitration hearing, including opening and closing arguments and all examinations. The arbitrator shall render his or her final decision within ten days after the conclusion of the arbitration hearing and, in so doing, shall follow the substantive law of the state of Washington. The parties expressly agree that, other than for perjury, improper withholding or destruction of evidence, or manifest disregard of the law, the arbitrator's decision shall be final and non-appealable; judgment upon the arbitration may be entered and enforced in any court with jurisdiction over the parties.

     (d) If the arbitrator determines that either you or the Corporation substantially prevailed on all of the claims or defenses at the arbitration, then the arbitrator shall award to the substantially prevailing party reasonable costs and attorney fees incurred in the arbitration. Costs awarded shall not include fees paid to the arbitrator or to experts retained in connection with the arbitration.

     15. SERP Calculations. No payment under this Agreement shall be included in the calculation of "Average Compensation" under the Corporation's Supplemental Pension Plan or for purposes of determining your additional benefit under paragraph 5(d)(iv) above.

     16. Entire Agreement. This Agreement supersedes any other agreement or understanding between the parties hereto with respect to the issues that are the subject matter of this Agreement.

     17. Effective Date. This Agreement shall become effective as of the date set forth above. If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter which will then constitute our agreement on this subject.

                              Sincerely,

                              FISHER COMMUNICATIONS, INC.



                              By /s/ Donald G. Graham, Jr.
                                 -----------------------------------------------
                                 Donald G. Graham, Jr., Chairman of the Board


Agreed to this 11/th/ day of February, 2003


By /s/ William Krippaehne Jr.
   --------------------------
   WILLIAM KRIPPAEHNE JR.

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